Exhibit 10.12

December 2, 2002

Timothy G. Schamberger
Vari-L Company, Inc.
4895 Peoria St.
Denver, CO 80239

Dear Mr. Schamberger:

On behalf of Sirenza Microdevices (the “Company”), I am pleased to offer you the position of Vice President and General Manager, Signal Source Products Division, reporting to Charles R. Bland, Chief Operating Officer for a period of 2 years. The terms of your relationship with the Company will be as indicated herein. This is an exempt position, and you will work out of our Denver, Colorado office. This offer is contingent upon (i) your successful completion of the reference check process and (ii) the occurrence of the Closing (as defined therein) of the purchase by the Company of substantially all of the assets of Vari-L Company, Inc. (“Vari-L”) pursuant to the Asset Purchase Agreement by and among the Company, Olin Acquisition Corporation and Vari-L.

As a Company employee, you will be expected to abide by Company rules and regulations that may be modified by the Company from time to time, and to sign and comply with our Employment, Confidential Information, Invention Assignment and Arbitration Agreement, which prohibits unauthorized use or disclosure of Sirenza Microdevices’ proprietary information. This document is enclosed herewith.

1.
Salary.  Your base salary will be $6,346.15 per bi-weekly pay period (equivalent to $165,000 per year), less payroll deductions and all required withholdings. You will also be eligible for a maximum incentive bonus of 40% of your annual base salary. This bonus will be based upon objectives established by Charles R. Bland.

2.
Stock.  Subject to Board approval, you will be granted a stock option to purchase 75,000 shares of Common Stock according to the Company’s 1998 Amended and Restated Stock Plan. The exercise price of the option will be the fair market value of the Company’s Common Stock on the date of grant, as determined by the Board. The recommended vesting schedule of your option shall be as follows: 25% of the shares shall vest at the end of your first full year of employment and 1/48th of the shares shall vest monthly thereafter subject to your continuing employment with the Company. This option grant shall be subject to the terms and conditions of the Company’s Stock Option Plan and Stock Option Agreement, including vesting requirements. No right to any stock is earned or accrued until such time as vesting occurs, nor does this grant confer any right to continued vesting or employment. You will receive more information about the Stock Plan approximately four to six weeks after your date of hire.

3.
Benefits.    You will be eligible, provided that you meet the eligibility requirements of the Company’s plans and policies, for standard Company benefits (as modified from time to time) including health, dental, vision, life, short and long-term disability insurance at no cost to you for employee-only coverage. These benefits will be effective your date of hire. You will also be eligible to purchase benefits for your dependent(s) and/or domestic partner if applicable, as well as having access to the Sirenza Microdevices 401(k) Plan based upon the provisions of the plan. For your first year, you will receive 26 days of pro-rated Paid Time Off (“PTO”).

4.
Start Date.    We would like you to begin employment as soon as possible following the Closing, preferably the first business day thereafter (the “Start Date”). This employment offer shall remain open through end of business on December 2, 2002.

5.
Employment At Will.    We are excited about your joining and look forward to a beneficial and productive relationship. Nevertheless, you should be aware that your employment with the Company constitutes at-will employment. As a result, you are free to resign at any time, for any reason or for no reason. Similarly, the Company is free to conclude its employment relationship with you at any time, with or without cause, and with or without notice. We request that, in the event of resignation, you give the Company at least two weeks notice.

6.
Severance.    Our at-will relationship notwithstanding, if between the day following the one (1) year anniversary of your Start Date and the two (2) year anniversary of your Start Date the Company terminates your employment with the Company other than for “Cause” (as defined below) or you resign for “Good Reason” (as defined below) (each an “Involuntary Termination”), and you sign and do not revoke a general release of claims in the Company’s favor which release is in a form reasonably acceptable to the Company (the “Release”), then you shall be entitled to receive as severance pay your salary, as then in effect, for six (6) months, less applicable withholding. The Company shall not, however, owe you any severance in the event you are terminated without Cause or resign with Good Reason between your Start Date and the one (1) year anniversary of your Start Date.

7.	Definitions.

(a)  “Cause” shall mean (i) an act of dishonesty made by you in connection with your responsibilities as an employee; (ii) your conviction of, or plea of nolo contendere to, a felony, or commission of an act of moral turpitude; (iii) your gross misconduct; or (iv) your (a) material failure to discharge your employment duties or (b) your material breach of this Agreement, in each of (i) through (iv) to be determined by the Board of Directors in good faith and in each of (i) through (iv) after you have received a written demand for performance from the Company (or notice of misconduct, where applicable) specifying the material failure or breach on your part, and you have failed to cure such breach (where such breach is curable) within thirty (30) days of the date of such notice from the Company.

(b)  “Good Reason” shall mean without your consent (i) a material reduction of your duties, or responsibilities relative to your duties, or responsibilities in effect immediately prior to such reduction, or the removal of you from such duties and responsibilities; (ii) any reduction by the Company in your compensation as in effect immediately prior to such reduction unless such reduction is part of a reduction of the compensation of all of the senior executives of the Company and such reduction is authorized and approved by the Board; (iii) a material reduction by the Company in the kind or level of employee benefits to which you are entitled immediately prior to such reduction with the result that your overall benefits package is significantly reduced; (iv) your relocation to a facility or a location 50 miles or more from your present location; or (v) the Company’s material breach of this Agreement; provided, however in all of (i) through (v) above that the Company has received a written demand for performance from you specifying the breach and the Company has failed to cure such breach (where such breach is curable) within thirty (30) days of the date of such notice.

We also ask that, if you have not already done so, you disclose to the Company any and all agreements relating to your prior employment that may affect your eligibility to be employed by the Company or limit the manner in which you may be employed. It is the Company’s understanding that any such agreements will not prevent you from performing the duties of your position and you represent that such is the case. Moreover, you agree that, during the term of your employment with the Company, you will not engage in any other employment, occupation, consulting or other business activity directly related to the business in which the Company is now involved or becomes involved during the term of your employment, nor will you engage in any other activities that conflict with your obligations to the Company. Similarly, you agree not to bring any third party confidential information to the Company, including that of your former employer, and that in performing your duties for the Company you will not in any way utilize any such information.

In the event of any dispute or claim relating to or arising out of our employment relationship, you and the Company agree that (i) any and all disputes between you and the Company shall be fully and finally resolved by binding arbitration, (ii) you are waiving any and all rights to a jury trial but all court remedies will be available in arbitration, (iii) all disputes shall be resolved by a neutral arbitrator who shall issue a written opinion, (iv) the arbitration shall provide for adequate discovery, and (v) the Company shall pay all arbitration fees after the first $125.00.

We look forward to your joining Sirenza Microdevices and to building a rewarding working relationship. If you accept our offer, please sign this letter and return to me at your earliest convenience. A duplicate original is enclosed for your records. This letter, along with any agreements relating to proprietary rights between you and the Company, set forth the terms of your employment with the Company and supersede any prior representations or agreements including, but not limited to, any representations made during your recruitment, interviews or pre-employment negotiations, whether written or oral. This letter, including, but not limited to, its at-will employment provision, may not be modified or amended except by a written agreement signed by the President of the Company and you. As required by law, this offer is subject to satisfactory proof of your right to work in the United States. Attached is a list of acceptable documents.

We look forward to your favorable reply and to working with you.

Warm Regards,

/S/ GERALD QUINNELL
EVP Business Development

ACKNOWLEDGED AND AGREED:

/S/ TIMOTHY G. SCHAMBERGER	12/2/02
Signature	Date

The electronic signature of the employee above shall be construed as equivalent to a live signature.

Enclosures
Duplicate Original Letter
At-Will Employment, Confidential Information, Invention Assignment and Arbitration Agreement